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                         ICN Pharmaceuticals, Inc.
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              (Name of Registrant as Specified in its Charter)

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
The following is the text of two letters issued by ICN Phamaceuticals, Inc. ("ICN") on October 11, 2000:


                 [Letterhead of ICN Pharmaceuticals, Inc.]


October 11, 2000


Dr. Tito Tettamanti
SSP - Special Situations Partners, Inc.
4th Floor, Bank of Nova Scotia Building
P.O. Box 268
Grand Cayman (Cayman Islands) B.W.I.

Dear Dr. Tettamanti:

     Attached are articles from yesterday's International Herald Tribune, including the photo on the front page and the major essay on the editorial page, in the event you have not seen them.

     Surely, as a shareholder, you will agree that this is certainly in the interest of ICN's position in Eastern Europe and in re-opening Yugoslavia and the Balkans to democracy and free enterprise.

Sincerely,

/s/ Jack Sholl

Jack Sholl
Executive Vice President
Public Relations

Enclosures

ICN stockholders are strongly advised to read the proxy statement relating to ICN's 2000 annual meeting of stockholders when it becomes available, as it will contain important information. Stockholders will be able to obtain this proxy statement, any amendments to the proxy statement and other documents filed by ICN with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, ICN will mail the proxy statement to each stockholder of record on the record date to be established for the stockholders meeting. ICN will also make additional copies of the proxy statement and any amendments to the proxy statement available for free to ICN's stockholders. Please direct your request for the proxy statement to Investor Relations, ICN Pharmaceuticals, Inc., 3300 Hyland Avenue, Costa Mesa, California 92626, telephone (714) 545-0100, extension 3104.

ICN, its executive officers and directors may be deemed to be participants in the solicitation of proxies for ICN's 2000 annual meeting of stockholders. Information regarding these participants is contained in the
Schedule 14A filed by ICN with the Securities and Exchange Commission on October 6, 2000.

                 [Letterhead of ICN Pharmaceuticals, Inc.]


October 11, 2000


Mr. David Batchelder
Batchelder & Partners, Inc.
11975 El Camino Real, Suite #300
San Diego, CA 92130

Dear Mr. Batchelder:

     Attached are articles from yesterday's International Herald Tribune, including the photo on the front page and the major essay on the editorial page, in the event you have not seen them.

     Surely, as a shareholder, you will agree that this is certainly in the interest of ICN's position in Eastern Europe and in re-opening Yugoslavia and the Balkans to democracy and free enterprise.

Sincerely,

/s/ Jack Sholl

Jack Sholl
Executive Vice President
Public Relations

Enclosures

ICN stockholders are strongly advised to read the proxy statement relating to ICN's 2000 annual meeting of stockholders when it becomes available, as it will contain important information. Stockholders will be able to obtain this proxy statement, any amendments to the proxy statement and other documents filed by ICN with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, ICN will mail the proxy statement to each stockholder of record on the record date to be established for the stockholders meeting. ICN will also make additional copies of the proxy statement and any amendments to the proxy statement available for free to ICN's stockholders. Please direct your request for the proxy statement to Investor Relations, ICN Pharmaceuticals, Inc., 3300 Hyland Avenue, Costa Mesa, California 92626, telephone (714) 545-0100, extension 3104.

ICN, its executive officers and directors may be deemed to be participants in the solicitation of proxies for ICN's 2000 annual meeting of stockholders. Information regarding these participants is contained in the
Schedule 14A filed by ICN with the Securities and Exchange Commission on October 6, 2000.

                       International Herald Tribune

                      Paris, Tuesday, October 10, 2000

EU EASES OFF ON BELGRADE
SOME SANCTIONS ARE LIFTED AMID POLICY REVIEW

BY WILLIAM DROZDIAK WASHINGTON POST SERVICE

BRUSSELS - The 15-nation European Union began the process of reconciliation with a newly democratic Yugoslavia on Monday by voting unanimously to start lifting international sanctions amid a growing debate over whether Western countries should seek to use their leverage to influence the policies of the new president, Vojislav Kostunica.

EU foreign ministers, meeting in Luxembourg, agreed to remove a blockade on oil deliveries and a ban on commercial air travel to Yugoslavia. But they decided to maintain a freeze on state assets as well as a selective ban on visas to prevent the deposed leader, Slobodan Milosevic, and his aides from escaping with looted national wealth.

Seeking to encourage friendly relations with Mr. Kostunica, EU ministers said they were prepared to welcome Yugoslavia - which now comprises only Serbia and Montenegro - back into the European mainstream. To buttress that commitment, they dangled the promise of spending as much as $2 billion over the next seven years to help rebuild the country's devastated economy.

In a significant concession, EU ministers also indicated they would not seek to link the release of reconstruction aid to the early extradition of Mr. Milosevic to stand trial for genocide and crimes against humanity at an international tribunal in The Hague.

But the question of how hard the Western allies should push Mr. Kostunica's nascent governing alliance to cooperate with the tribunal at The Hague and deliver Mr. Milosevic and other indicted Serbs to face trial is emerging as a controversial matter just two days after Mr. Kostunica was sworn in as Yugoslavia's president.

Mr. Kostunica has been invited to join EU leaders at a special summit meeting Friday at the French resort of Biarritz. Diplomats said the EU leaders would press the new Yugoslav leader to spell out in greater detail his policy plans, including how he intends to deal with independence movements in Montenegro and the Serbian province of Kosovo.

Even though he has acquired a heroic glow as an unassuming lawyer who managed to unite a fractious opposition to bring down Mr. Milosevic, Mr. Kostunica is also regarded as a devout Serbian nationalist whose views may clash with the goals of the United States and European governments.

He has repeatedly disagreed with the Western allies about the need for Mr. Milosevic to stand trial in The Hague. He also has affirmed that one of his government's most pressing priorities will be to achieve the rapid restoration of the southern province of Kosovo - now under the protection of the United Nations and of North Atlantic Treaty Organization troops - within the sovereign control of Serbia.

But Kosovo Albanians, who now represent almost the entire population of some 2 million following the mass exodus of the Serbian minority, are deeply distrustful of Mr. Kostunica and seem more determined than ever to achieve their independence.

Already, the debate over how much influence Europe and the United States should seek to exercise over Mr. Kostunica through the instruments of economic assistance or political cooperation is threatening to sow tensions within a Western alliance that remained remarkably unified throughout the 78-day Kosovo air war last year and a decade of sanctions against Yugoslavia.

While the United States continues to insist that Mr. Milosevic's surrender remain a paramount objective, European governments contend it should not be allowed to interfere with what they feel is the more important need to shore up political and financial support for Mr. Kostunica's government. "Milosevic is not our first priority," Foreign Minister Joschka Fischer of Germany said. "First, they must consolidate their democracy. This question should be settled within the framework of the democratization process in Serbia. But I have no doubts that justice will prevail."

Foreign Secretary Robin Cook of Britain, whose government was one of staunchest advocates of waging war against Mr. Milosevic's forces in Kosovo last year, also argued that a display of tangible generosity toward the people of Serbia should take precedence over the desire for vengeance against Mr. Milosevic.

Chancellor Gerhard Schroeder of Germany said over the weekend that despite the international warrant for Mr. Milosevic's arrest, the new democratic government of Yugoslavia should be allowed to decide on its own what it wished to do with him. Mr. Schroeder suggested that Western countries be willing to back attempts to put Mr. Milosevic and his aides on trial in a Serbian courtroom rather than risk a nationalist backlash by pressuring Mr. Kostunica to turn his defeated predecessor over to The Hague.

After being humiliated by seeing the United States carry much of the burden in waging the air war against Mr. Milosevic's forces, the EU has vowed to shoulder much of the economic cost of helping the Balkans recover from the four wars unleashed during Mr. Milosevic's 13 years in power.

But how it distributes that assistance - which is expected to surpass $10 billion for the entire region over the next few years - may soon cause new tensions. In Bosnia and Kosovo, there are mounting anxieties that those who suffered at the hands of Serbian forces will now see their share of economic assistance diminish as some funds are channeled toward Belgrade.

Photo: Milan Panic, left, Serb-born American businessman, being welcomed Monday in Belgrade by workers at his pharmaceutical factory, which was confiscated by the government when Slobodan Milosevic was president.

                       International Herald Tribune

                      Paris, Tuesday, October 10, 2000

DON'T EXPECT RENEWAL IN SERBIA WITH MILOSEVIC STILL AROUND

BY MILAN PANIC

BELGRADE - In the end, the tyrant who had caused his country's isolation from the community of nations himself became isolated.

No longer able to count on the police, the army and the media, and finally urged by Russia to accept the undeniable, Slobodan Milosevic conceded that he had lost last month's election to Vojislav Kostunica.

His language, however, like so many of his actions in the past decade, insulted the intelligence of the electorate. He spoke of his respect for a constitution that he had frequently ignored or changed to suit his political maneuvers. He thanked those who voted against him for lifting from his soul the heavy "burden" of his office that he had tried so hard to retain through an extraordinary and brazen series of electoral manipulations. And he made clear that he intends to work "to strengthen" his Socialist Party, which he was certain would be victorious in the next elections.

Those of us who know him well and have jousted with him over the years know that it is a mistake to count him out. He is a world-class liar, and a very shrewd Balkan politician.

He will remain a threat to stability as long as he remains in Serbia. His continued presence will embolden his die-hard supporters to obstruct the rapid political and economic transformation that Serbia and the Balkans so badly need.

Reliable sources from Mr. Kostunica's coalition report that an attempt was made by the minister of the interior, Vlajko Stojilkovic, a longtime Milosevic confidant, to organize a countercoup on Friday. The effort failed because a Kostunica loyalist, retired General Vuk Obradovic, had infiltrated supporters into the ministry.

Mr. Stojilkovic will surely be fired, but he will remain a member of the dominant Socialist bloc in Parliament.

I expect the Socialist-controlled Parliament to try to force their candidates for government positions on Mr. Kostunica. He must stand firm against all such political maneuvering.

He has a large number of talented and dedicated supporters to choose from in forming his government. As the principal founder and organizer of the Alliance for Change - the association of political parties and groups that formed the basis for the coalition which elected Mr. Kostunica - I know that the best of these political leaders are as capable and honorable as those in any democracy.

The most serious threat to Mr. Kostunica's ability to proceed swiftly with Serbia's transformation is on the economic front. The economic sanctions in effect for most of the past eight years have destroyed normal markets. The stage was abandoned to black and gray marketeers and criminal elements, including well-organized economic mafiosi, all of whom owed their allegiance and a share of the booty to the upper levels of the Milosevic regime.

Hundreds of senior officials in the regime are managers of government enterprises, which are estimated to represent 70 percent of the total economy. Mr. Kostunica must move swiftly to break the back ofthis kleptocracy.

He must quickly and methodically remove these Milosevic-appointed managers, along with their limousines and other perks, and replace them with competent techniciansloyal to him. Acting swiftlywill demonstrate to the workers that this is their victory, andthat the means of production will be privatized honestly to exclude participation or benefits to those who corruptly enriched Mr. Milosevic's regime.Rapid and effective economic transformation and rebuilding will not be possible without significant private investment, most of which will have to come from abroad. This process needs a jump-start from Europe and the United States that is not bogged down in bureaucratic delays. It is a large and expensive task which, on a smaller scale, should achieve what the Marshall Plan did for Western Europe after World War II.

The existing Stabilization Pact for Southeastern Europe can be its basis, but it should be an enhanced stabilization pact, with increased financing and expeditious implementation.If this seed money flows in quickly and effectively, investors will recognize the opportunities and act accordingly.

The writer was prime minster of Yugoslavia in 1992 and 1993. This comment was distributed by the Los Angeles Times Syndicate.